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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.:

  We consent to incorporation herein by reference of our report dated July 16, 1998, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which report appears in the November 25, 1998 Current Report on Form 8-K.

  We consent to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG Peat Marwick LLP

Mountain View, California
November 23, 1998